Registration No. 333-143699

Registration No. 333-159704

Registration No. 333-143698

Registration No. 333-134558

Registration No. 333-133098

Registration No. 333-67684

Registration No. 333-30371

Registration No. 333-25877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143699

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159704

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143698

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134558

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133098

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-67684

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-30371

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-25877

UNDER THE SECURITIES ACT OF 1933

COLLECTIVE BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-1813160
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3231 Southeast Sixth Avenue, Topeka, Kansas 66607
(Address of Principal Executive Offices)

Collective Brands 401(k) Profit Sharing Plan

Collective Brands Puerto Rico Profit Sharing Plan

Collective Brands Performance + Lifestyle Group Employee Savings & Investment Plan

2006 Collective Brands, Inc. Stock Incentive Plan

2006 Payless ShoeSource, Inc. Stock Incentive Plan

Stock Option Agreement with Matthew E. Rubel dated July 18, 2005

Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan

Payless ShoeSource, Inc. Stock Ownership Plan

Payless ShoeSource, Inc. 1996 Stock Incentive Plan

(Full Title of Plans)

Harold J. Herman, II

Secretary

Collective Brands, Inc.

3231 Southeast Sixth Avenue,

Topeka, Kansas 66607

(785) 233-5171

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Collective Brands, Inc. (the “Registrant”):

•

Registration Statement No. 333-143699 pertaining to the registration of 10,000,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) issuable under the Collective Brands 401(k) Profit Sharing Plan, the Collective Brands Puerto Rico Profit Sharing Plan and the Collective Brands Performance + Lifestyle Group Employee Savings & Investment Plan.

•	Registration Statement No. 333-159704 pertaining to the registration of 687,000 shares of Common Stock issuable under the 2006 Collective Brands, Inc. Stock Incentive Plan.

•	Registration Statement No. 333-143698 pertaining to the registration of 1,800,000 shares of Common Stock issuable under the 2006 Payless ShoeSource, Inc. Stock Incentive Plan.

•	Registration Statement No. 333-134558 pertaining to the registration of 2,500,000 shares of Common Stock issuable under the 2006 Payless ShoeSource, Inc. Stock Incentive Plan.

•	Registration Statement No. 333-133098 pertaining to the registration of 720,000 shares of Common Stock issuable under the Stock Option Agreement with Matthew E. Rubel dated July 18, 2005.

•

Registration Statement No. 333-67684 pertaining to the registration of an indeterminate amount of shares of Common Stock and $15,000,000 in deferred compensation payment obligations issuable under the Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan.

•	Registration Statement No. 333-30371 pertaining to the registration of 2,000,000 shares of Common Stock issuable under the Payless ShoeSource, Inc. Stock Ownership Plan.

•	Registration Statement No. 333-25877 pertaining to the registration of 5,187,808 shares of Common Stock issuable under the Payless ShoeSource, Inc. 1996 Stock Incentive Plan.

On October 9, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 1, 2012, among the Registrant, WBG - PSS Holdings LLC (“Parent”), WBG - PSS Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and Article IX, Wolverine World Wide, Inc., Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Collective Brands, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 9th day of October, 2012.

COLLECTIVE BRANDS, INC.

By:	/s/ Michael J. Massey
Name:	Michael J. Massey
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael J. Massey Michael J. Massey	Chief Executive Officer and President (Principal Executive Officer)	October 9, 2012

/s/ Douglas G. Boessen Douglas G. Boessen	Division Senior Vice President—Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 9, 2012

/s/ Harold J. Herman, II Harold J. Herman, II	Director	October 9, 2012

/s/ Douglas J. Treff Douglas J. Treff	Director	October 9, 2012